Section 19(a) Notice

CHICAGO, June 30, 2020 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 15, 2020 (ex-date June 12, 2020).

The following table sets forth the estimated amounts of the Fund’s June quarterly distribution, payable June 30, 2020, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2020 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.049	14.0%	$0.147	14.0%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.301	86.0%	0.903	86.0%
Total	$0.350	100.0%	$1.050	100.0%

As of May 29, 2020
Average annual total return on NAV for the 5 years				-3.50%
Annualized current distribution rate as a percentage of NAV				11.20%
Cumulative total return on NAV for the fiscal year				-19.56%
Cumulative fiscal year distributions as a percentage of NAV				8.40%

You should not draw any conclusions about the fund’s investment performance from the amount of these distributions or from the terms of the fund’s managed distribution plan.

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606

Section 19(a) Notice

CHICAGO, September 30, 2020 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on September 15, 2020 (ex-date September 14, 2020).

The following table sets forth the estimated amounts of the Fund’s September quarterly distribution, payable September 30, 2020, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2020 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.086	24.5%	$0.233	16.6%
Net Realized Foreign Currency Gains	0.001	0.4%	0.001	0.1%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.263	75.1%	1.166	83.3%
Total	$0.350	100.0%	$1.400	100.0%

As of August 31, 2020
Average annual total return on NAV for the 5 years				0.19%
Annualized current distribution rate as a percentage of NAV				10.95%
Cumulative total return on NAV for the fiscal year				-15.27%
Cumulative fiscal year distributions as a percentage of NAV				10.95%

You should not draw any conclusions about the fund’s investment performance from the amount of these distributions or from the terms of the fund’s managed distribution plan.

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606